Exhibit 99.1

Greg Clark Joins Imperva Board of Directors

Redwood Shores, Calif. – June 4, 2014 – Imperva, Inc. (NYSE: IMPV), pioneering the third pillar of enterprise security with a new layer of protection designed specifically for physical and virtual data centers, today announced that Greg Clark has joined its board of directors.

“With more than 24 years of leadership experience, Greg brings with him a strong operations and technology background that spans security, cloud services, supply chain, and network management,” said Imperva CEO Shlomo Kramer. “We are fortunate to have Greg join our board, and I am confident that his extensive industry and professional experience will help us further develop and execute our corporate strategy.”

Greg Clark has been CEO of Blue Coat Systems, Inc. since August 2011. Prior to joining Blue Coat, he was President and CEO of Mincom, a global software and services provider to asset-intensive industries. Greg also served as President and Chief Executive Officer at E2open, a leader in supply chain networks. Earlier in his career, he founded security software firm Dascom, and held senior roles with global IT companies, such as AT&T Unix Software Operation, and Unix System Labs.

The company also announced that David Strohm is leaving the Imperva board of directors and audit committee, effective June 30, 2014. “We have appreciated the service and advice Dave has provided to the Board, and wish him well on his other endeavors,” noted Mr. Kramer.

About Imperva

Imperva, pioneering the third pillar of enterprise security, fills the gaps in endpoint and network security by directly protecting high-value applications and data assets in physical and virtual data centers. With an integrated security platform built specifically for modern threats, Imperva data center security provides the visibility and control needed to neutralize attack, theft, and fraud from inside and outside the organization, mitigate risk, and streamline compliance. Over 3,100 customers in more than 75 countries rely on our SecureSphere® platform to safeguard their business. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

© 2014 Imperva, Inc. All rights reserved. Imperva, the Imperva logo and SecureSphere are trademarks of Imperva, Inc.

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Investor Relations Contact Information

Seth Potter

646.277.1230

IR@imperva.com

Seth.Potter@icrinc.com